Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts”, “Liquidity and Capital Resources” and “Risk Factors”, and to the use of our report dated March 21, 2014, except for the retroactive effect of the 1-for-2.537 reverse stock split as described in paragraph 7 of Note 1, as to which the date is October     , 2014, in the Amendment No. 1 to the Registration Statement (Form S-1 No. 333-198374) and related Prospectus of NeuroSigma, Inc. dated September 29, 2014.

Ernst & Young LLP

Los Angeles, California

October     , 2014

The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in paragraph 7 of Note 1 to the consolidated financial statements.

/s/ Ernst & Young LLP

Los Angeles, California

September 29, 2014